MEGOLA
Environmental Solutions

April 19, 2010

MSE Enviro-Tech Corp.

C/O Gilles Trahan and Martin Baldwin

Mr. Trahan and Mr. Baldwin:

On April 9, 2010, Pacific Channel Limited (PCL) provided written notice to MSE-Enviro-Tech Corp.(MEVT) and Megola Inc.(MGON) that the company was dissolved and that all such rights related to the Hartindo line of Anti-Fire Products previously granted to Pacific Channel Limited by Newstar Chemicals SDN BHD and further granted to MSE Enviro-Tech Corp. and Megola Inc. were hereby terminated.

MSE- Enviro-Tech Corp in a Press Release dated December 23, 2009 announced that it has sold the Hartindo Rights to Elemental Protective Coating Corp. (EPRO) for $5M. No written authorization from Pacific Channel Limited has ever been provided granting MSE the rights to this transaction.

Subsequent to the dissolution of PCL, neither MSE nor EPRO have any rights or written authorization in regards to any Hartindo Anti-Fire product line, neither marketing nor manufacturing and any claim made that indicate that either company holds the rights to the Hartindo intellectual property comprising the formulas to these products is unsubstantiated.

Megola has received a written statement on April 9, 2010 from Newstar Chemicals Managing Director that Newstar will continue to support Megola Inc. and will not deal with or appoint any other third party relative to the Hartindo rights in North America until the end of 2010.

Please be advised that Megola is willing to discuss suitable terms with MSE/EPRO whereby we can support orders for the Hartindo product lines. Please contact us at your convenience to discuss further.

Regards,

Darryl Germain

COO- Megola Inc.

704 Mara St. ■ Suite 111 ■ Point Edward ■ Ontario ■ N7V 1X4 ■ tel: (519) 336-0628 ■ fax: (519) 336-0625 ■ toll free: 1-888-558-6389